Exhibit 99.1

News Release

Republic Companies Group, Inc. Announces Operating Results for the Second Quarter and Year-To-Date 2006

2nd Quarter Highlights:

•	Gross written premiums: $139.2 million, up 15.0% compared to Q2 2005.

•	Revenues: $72.1 million, up 13.3% compared to Q2 2005.

•	Accelerating growth, our strongest revenue growth since Republic’s IPO in August 2005.

•	Quarterly profit despite particularly severe weather-related catastrophe losses: $0.59 per share in Q2 2006 compared to $0.30 per share in Q2 2005 (pro forma for the IPO).

Year-to-Date Highlights

•	Gross written premiums: $265.5 million, an increase of 14.6% compared to first six months of 2005.

•	Revenues: $140.5 million, up 12.6% versus YTD 2005.

•	Net income: $7.4 million, after the effect of unusually large Q2 2006 weather-related losses.

Dallas, Texas - August 4, 2006 - (NASDAQ:RUTX) Republic Companies Group, Inc. (“Republic” or the “Company”) today reported revenues of $72.1 million and net income of $0.4 million for the quarter ended June 30, 2006 (“Q2 2006”). Shareholders’ equity was $164.3 million as of June 30, 2006.

Republic’s revenues of $72.1 million for the second quarter of 2006 (“Q2 2006”) represent an increase of 13.3% when compared to Q2 2005. This quarter over quarter growth is the largest reported by Republic since its August 2005 Initial Public Offering (“IPO”). Net income for Q2 2006 was $0.4 million compared to $2.9 million in Q2 2005. Net income per common share for Q2 2006 was $0.03 (basic and diluted). Pro forma net income per common share for Q2 2005 (after giving effect to the IPO as if it had occurred at the beginning of 2005) would have been $0.21 (basic and diluted). See comments regarding non-GAAP measures in Footnote #1 below.

Record revenue growth was driven by solid premium growth across all segments of Republic’s business. In addition, higher interest rates coupled with a growing base of invested assets produced a 33.6% increase in investment income in Q2 2006 over the prior year’s second quarter.

For the first six months of 2006 (“YTD 2006”), gross written premiums of $265.5 million grew 14.6% compared to YTD 2005. Revenues of $140.5 million for YTD 2006 represented a 12.6% increase over the prior year period through June 30 and reflect an acceleration of Republic’s growth driven by many of our new initiatives.

The Company’s underwriting discipline and operating strategy have continued the strong and consistent favorable trend in core loss ratios that has been produced over the past seven quarters. For Q2 2006, the ex-catastrophe loss ratio improved 1.5 points to 50.8% as compared to Q2 2005. For the six months ending June 30, 2006, Republic’s ex-catastrophe loss ratio was 50.7%, an improvement of 0.6 points when compared to YTD 2005.

The frequency and severity of Republic’s weather-related catastrophe losses vary from year to year, but the second quarter normally produces the majority of our annual catastrophe losses. As such, Republic’s second quarter is normally only marginally profitable.

Republic controls its catastrophe exposure by carefully managing the geographic spread of business and through comprehensive excess reinsurance treaties. We also mitigate the net financial statement impact of year to year fluctuations in frequency and severity through an aggregate reinsurance treaty that is subject to severe weather deductibles.

From 2000 to 2005, approximately 52.0% of our net-of-reinsurance annual catastrophe losses were experienced in the second quarter (approximately 10.0%, 23.0% and 15.0% were experienced in the first,

third and fourth quarters, respectively). During the years 2000-2005, the average net-of-reinsurance catastrophe loss ratio for the second quarter was 14.2% (this ratio for the other quarters averaged 2.9%, 5.3% and 3.6% for the first, third and fourth quarters respectively).

The second quarter of 2006 was a particularly active period for wind and hail storms in our trading area. During Q2 2006, Republic experienced seven geographically dispersed weather events that generated gross losses of $750,000 or higher, compared to three events in Q2 2005, two events in Q2 2004, three events in Q2 2003, two events in Q2 2002, seven events in Q2 2001, and five events in Q2 2000. In Q2 2006, our net catastrophe loss ratio was 18.8%, 4.6 points higher than our historical average of 14.2% for the second quarter.

Given the structure of our reinsurance program, the adverse effect on Republic’s financial results is greater when losses are occasioned by several small storms rather than a very severe event. The aggregate catastrophe reinsurance treaty in 2006 provides $5.0 million of protection when the sum of qualifying storms (storms totaling $750,000 or more) exceeds $12.5 million. We ceded $2.0 million of storm losses to this treaty in Q2 2006 and have capacity to cede an additional $3.0 million in the third and fourth quarters of 2006, if we experience storms that qualify under the terms of this treaty. For additional historical catastrophe loss ratios information see the Supplemental Information posted on our website at www.RepublicGroup.com.

Overall, Republic’s Q2 2006 combined ratio was 105.8% compared to the 100.9% reported for Q2 2005, reflecting an 8.0 point increase in catastrophe losses that was partially offset by improved core underwriting profitability. For the six month period year to date, a 4.3 point increase in the catastrophe loss ratio was the principal driver of an increased 2006 combined ratio of 99.5%, 5.3 points higher than the 94.2% year reported in the comparable period in 2005.

As a result of the increased frequency of wind and hail storms in Q2 2006, Republic incurred $12.6 million of catastrophe losses after reinsurance ($0.59 per common share after tax) compared to $6.4 million in Q2 2005 ($0.30 per common share after tax, pro forma for the IPO). For the six month period ending June 30, 2006, Republic’s net cat losses after reinsurance were $13.9 million ($0.65 per common share after tax) compared to $7.4 million ($0.35 per pro forma common share after tax) in the first half of 2005.

Other factors impacting the combined ratio and earnings per share comparisons in Q2 2006 were higher reinsurance costs (1.6 points; $0.05 per share), the expenses associated with the initial implementation of compliance with the Sarbanes-Oxley Act (“SOX”) (1.0 point; $0.03 per share) and other incremental public company expenses (0.7 point; $0.02 share). These factors also impacted the year to date 2006 combined ratio.

Parker Rush, President and Chief Executive Officer, commented, “We are pleased to report our highest quarterly growth in revenues since becoming a public company and believe this accelerated growth will continue through the balance of 2006. New programs and market dislocation are creating increasing opportunities for us to deploy our underwriting capacity prudently and profitably to achieve our return-on-equity targets.

“We are now really beginning to realize the benefits of our four-corner strategy of providing rate-adequate short-tail insurance products to underserved markets that we know well. While the catastrophe losses from this year’s hail season were abnormally high, we are pleased to report that the favorable trend in our underlying loss ratio has now continued for seven consecutive quarters.

“Our business is serving policyholders in times of need. The response of my colleagues and our agents to provide rapid assistance after several storms this quarter that particularly affected rural areas and mid-sized cities has again been exemplary.

“Finally, I am especially proud of the unprecedented effort Republic and its agents have mounted to provide timely replacement coverage for thousands of Texas homeowners following the placement of Texas Select in receivership by the Texas Department of Insurance. We created a special policy acceptance unit to assist policyholders in this transition and the collaborative effort has been an extraordinary undertaking.”

Financial Overview and Highlights

The highlights of Republic’s condensed consolidated financial information for Q2 2006 and Q2 2005 are summarized in the following tables.

Condensed Consolidated Second Quarter Highlights ($ in thousands except per share)	Three Months Ended June 30, 2006 (unaudited)	Three Months Ended June 30, 2005 (unaudited)	Six Months Ended June 30, 2006 (unaudited)	Six Months Ended June 30, 2005 (unaudited)
Gross written premiums	$139,199	$121,067	$265,498	$231,752
Net written premiums	74,573	65,482	138,301	124,285
Net insurance premiums earned	66,933	59,196	130,170	116,370
Net investment income	3,642	2,727	7,154	5,049
Total revenues earned	72,078	63,630	140,451	124,695
Net income	441	2,867	7,359	10,318
Net income (loss) available to common shareholders	$441	$(463)	$7,359	$3,423
Net income (loss) per common share
Basic	$0.03	$(0.09)	$0.53	$0.68
Diluted	$0.03	$(0.09)	$0.53	$0.68
Weighted average shares outstanding
Basic shares (in thousands)	13,856	5,012	13,843	4,998
Diluted shares (in thousands)	13,952	5,034	13,947	5,025
Pro forma net income per common share (1)
Basic	n/a	$0.21	n/a	$0.75
Diluted	n/a	$0.21	n/a	$0.75
Pro forma weighted average shares outstanding (1)
Basic shares (in thousands)	n/a	13,738	n/a	13,724
Diluted shares (in thousands)	n/a	13,760	n/a	13,751
Net ex-catastrophe loss ratio	50.8%	52.3%	50.7%	51.3%
Net catastrophe loss ratio	18.8%	10.8%	10.6%	6.3%
Net expense ratio	36.2%	37.8%	38.2%	36.6%
Net combined ratio	105.8%	100.9%	99.5%	94.2%

Condensed Second Quarter Consolidated Highlights ($ in thousands)		As of June 30, 2006 (unaudited)		As of June 30, 2005 (unaudited)
Total assets		$817,514		$765,400
Shareholders’ Equity (GAAP)		164,258		161,350
Annualized return on average equity (GAAP)		8.6%		12.1%

(1)	The press release contains certain pro forma financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, the Q2 2005 and the year-to-date 2005 net income per common share have been adjusted to give effect for the August 2005 IPO as if it occurred at the beginning of the first quarter 2005 by excluding the effect of the accrued preferred stock redeemed in the IPO and by including the additional common shares issued in the IPO. A reconciliation of the reported Q2 2005 net loss per common share of ($0.09) (basic and diluted) to the pro forma net income per common share of $0.21 (basic and diluted) is as follows (amounts in thousands except per share amounts):

a.	Reported second quarter 2005 net loss available to common shareholders of $(463) is increased by the accrued preferred stock dividends of $3,330 to equal consolidated net income of $2,867.

b.	Reported second quarter 2005 weighted average common shares outstanding of 5,012 (basic) and 5,034 (diluted) are increased by 8,726 of additional common shares issued in the IPO for total pro forma weighted average common shares outstanding of 13,738 (basic) and 13,760 (diluted).

c.	Consolidated net income of $2,867 is then divided by pro forma weighted average common shares outstanding of 13,738 (basic) and 13,760 (diluted) to obtain the pro forma second quarter 2005 net income per share of $0.21 (basic and diluted).

A reconciliation of the reported year-to-date 2005 net income per common share of $0.68 (basic and diluted) to the pro forma net income per common share of $0.75 (basic and diluted) is as follows (amounts in thousands except per share amounts):

a.	Reported year-to-date 2005 net income available to common shareholders of $3,423 is increased by the accrued preferred stock dividends of $6,895 to equal consolidated net income of $10,318.

b.	Reported year-to-date 2005 weighted average common shares outstanding of 4,998 (basic) and 5,025 (diluted) are increased by 8,726 of additional common shares issued in the IPO for total pro forma weighted average common shares outstanding of 13,724 (basic) and 13,751 (diluted).

c.	Consolidated net income of $10,318 is then divided by pro forma weighted average common shares outstanding of 13,724 (basic) and 13,751 (diluted) to obtain the pro forma year-to-date 2005 net income per share of $0.75 (basic and diluted).

Management believes this presentation provides useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for net income per common share determined in accordance with GAAP.

Contributions by business segment to the Q2 and year-to-date results through June 30, 2006 and 2005 can be summarized as follows:

Condensed Second Quarter Highlights by Segment ($ in thousands)	Three Months Ended June 30, 2006 (unaudited)	Three Months Ended June 30, 2005 (unaudited)	Six Months Ended June 30, 2006 (unaudited)	Six Months Ended June 30, 2005 (unaudited)
Gross Written Premium
Independent Agents - Personal Lines	$38,245	$35,636	$70,900	$67,347
Independent Agents - Commercial Lines	25,649	21,044	47,351	40,894
Program Management	33,138	30,947	66,586	59,119
Insurance Services and Corporate	42,167	33,440	80,661	64,392
Consolidated	$139,199	$121,067	$265,498	$231,752

Net Income (Loss)
Independent Agents - Personal Lines	$(610)	$235	$2,173	$6,681
Independent Agents - Commercial Lines	(1,411)	660	(476)	572
Program Management	1,432	1,286	3,293	1,703
Insurance Services and Corporate	1,030	686	2,369	1,362
Consolidated	$441	$2,867	$7,359	$10,318

Net Combined Ratio (GAAP)
Independent Agents - Personal Lines	107.0%	103.9%	99.2%	88.6%
Independent Agents - Commercial Lines	118.4%	99.7%	109.1%	102.5%
Program Management	89.1%	93.0%	89.8%	98.6%
Consolidated	105.8%	100.9%	99.5%	94.2%

Second Quarter and Year to Date Highlights

Personal Lines

Gross written premiums in Personal Lines increased 7.3% in Q2 2006 as compared to the same quarter in the prior year. This growth included 21.4% growth in personal property insurance, led by our high-margin, low-value dwelling initiative. Partially offsetting the second quarter growth in personal property lines was a purposeful 14.8% reduction in personal auto insurance, reflecting the continuing, intensely competitive auto market environment. Personal Lines net insurance premiums earned in Q2 2006 increased 0.5% from the level reported in Q2 2005, with a 14.7% increase in personal property premiums balanced by a 14.6% decline in personal auto premiums. Year to date, gross written premiums for Personal Lines were up 5.3% in 2006 from the levels reported in the comparable period of 2005; net insurance premiums earned were 1.6% lower than in the comparable six month period of 2005. The current growth in gross written premiums will positively impact net insurance premiums earned in future quarters.

Increased catastrophe reinsurance costs took effect beginning January 1, 2006 and negatively impacted Personal Lines net written premiums and net insurance premiums earned by approximately $0.9 million in Q2 2006 and approximately $1.8 million year to date. Republic’s third quarter of 2006 and future quarters will benefit from the 7.0% average rate increase on Texas personal property insurance policies and a 17.7% average rate increase for Louisiana personal property insurance implemented to offset the higher cost of reinsurance. The actual rate increases were developed on a territory-specific, actuarially justified basis.

In Q2 2006, the combined ratio for Personal Lines was 107.0%, 3.1 points higher than in the comparable period in 2005, and net income declined to a loss of $(0.6) million from $0.2 million in Q2 2005. Excluding catastrophic losses, the Q2 2006 Personal Lines loss ratio improved 2.2 points to 48.6%. The Q2 2006 Personal Lines catastrophe loss ratio increased 5.3 points to 24.3%.

The year to date Personal Lines combined ratio of 99.2% was 10.6 points higher than the comparable period in 2005. As mentioned above, this deterioration in the combined ratio resulted from higher catastrophe losses, higher reinsurance costs and higher SOX implementation and other public company related expenses

As previously reported, Republic’s estimated ultimate loss and loss adjustment expense from Hurricanes Katrina and Rita continues to prove adequate. As we work to close the few pending claims from Katrina and Rita, we are confident that the financial effects of these storms can be expected to remain well within the protections provided by our catastrophe reinsurance treaties.

Commercial Lines

In Q2 2006, Commercial Lines grew gross written premiums by 21.9%, compared to Q2 2005. The YTD growth was 15.8% in 2006 compared to the comparable period of 2005. This growth was well diversified across our target markets and business classes, including our farm and ranch initiative. Net insurance premiums earned by Commercial Lines in Q2 2006 increased 13.2% over Q2 2005.

The combined ratio in Commercial Lines for Q2 2006 was 118.4%, 18.7 points higher than was recorded in Q2 2005. The Q2 2006 combined ratio included a 25.0% catastrophe loss ratio, 22.9 points higher than in Q2 2005. The combined ratio year to date 2006 was 109.1%, 6.6 points higher than in 2005. In addition to the increased catastrophe losses, the Commercial Lines YTD expense ratio was 2.1 points higher than for the comparable period of 2005, driven by higher costs related to public ownership and the cost of new system installations. Improvements in our core underwriting profitability as measured by the ex-catastrophe loss ratio (primarily in casualty insurance products) and higher investment income provided a partial offset to the impact of the higher catastrophe losses. The Commercial Lines net loss, YTD 2006, was $(0.5) million, compared to net income of $0.6 million for the first six months of 2005.

Program Management

Gross written premiums in Program Management showed good growth in Q2 2006 and for the half year, rising 7.1% and 12.6% respectively, over the levels achieved in the comparable 2005 periods. This progress primarily reflects the development of Republic’s new voluntary non-subscriber program (for businesses that opt out of the Texas Workers Compensation system) and growth in the commercial auto/small casualty premiums produced by Texas General Agency (“TGA”).

Net insurance premiums earned in Program Management increased 51.3% in Q2 2006, compared to Q2 2005, primarily because of Republic’s higher retention of TGA business and growth in the non-subscriber program. For the YTD 2006, Program Management’s net insurance premiums earned were up 61.7%. The combined ratio in Program Management for Q2 2006 was 89.1%, 3.9 points better than in Q2 2005, primarily because of improved loss ratios in the business produced by TGA and because of the profitability of our non-subscriber program. Year to date, Program Management produced a combined ratio of 89.8%, 8.8 points better than in the prior year’s comparable period. Overall, these factors plus increased investment income resulted in an increase in Program Management’s YTD net income to $3.3 million.

Insurance Services

Insurance Services produced a 26.1% increase in gross written premiums in Q2 2006, driven by increases in personal auto premium volume; year to date gross written premiums were 25.3% higher in 2006 than in 2005. In this business segment, Republic acts as the issuing carrier for several large, national carriers and certain regional companies that meet our standards and guidelines. As the issuing carrier, Republic earns a fee for its services but retains none of the related underwriting risk. Net income was $1.0 million for Q2 2006, up from $0.7 million in Q2 2005. Contributing to this result in Q2 2006 was an increase in Other Income of 22.8% primarily reflecting the higher volume of fronted premiums.

The equity earnings of Seguros Atlas, a well-established Mexican multi-line insurance company in which Republic holds a 30% ownership, were $1.1 million in Q2 2006, 28.0% higher than in the prior year quarter, driven primarily by increases in investment income. A partial offset to the increases in other income and equity earnings was higher interest expense on the Company’s floating rate debt. Net income for the six months ending June 30, 2006 in Insurance Services was $2.4 million, 73.9% higher than the comparable period in 2005 driven by the same factors as influenced the second quarter.

Republic’s net investment income in Q2 2006 of $3.6 million represented a 33.6% increase over Q2 2005. The primary factors contributing to this increase were a larger investment portfolio and increases in short-term interest rates. Year to date 2006 net investment income of $7.2 million was 41.7% higher than for the comparable period in 2005.

Federal income tax expenses for Q2 2006 and year to date 2006 include $0.7 million of taxes associated with stock based compensation.

Reported quarterly and year to date net income per common share comparisons between 2006 and 2005 are distorted for comparative purposes by the effects of the preferred stock that was outstanding prior to

Republic’s August 2005 IPO and the additional shares issued in the IPO to retire this preferred stock. Since all of the net proceeds from the IPO were used to redeem preferred stock, we believe a meaningful supplemental comparison of the Q2 2005 net income per common share can be computed using the pro forma 13.7 million basic and 13.8 million diluted weighted average shares that would have been outstanding during Q2 2005 if the IPO had occurred on January 1, 2005. On this pro forma basis, the Q2 2005 basic and diluted net income per common share would have been $0.21. See comments regarding non-GAAP measures in Footnote #1 above.

Shareholders’ equity as of June 30, 2006 of $164.3 million was virtually unchanged from the $164.5 million reported at December 31, 2005. The most significant offsetting, contributing elements were $7.4 million of net income, an increase in net-of-tax unrealized losses of $3.9 million from the investment portfolio as a result of rising interest rates, and common stock cash dividends of $3.4 million.

2006 Guidance

Republic reaffirms its previously announced guidance for double digit premium growth in 2006 and a 13-15% return on average equity. Investors are advised to read the precautionary statement regarding forward-looking information included in this press release and in our Annual Report filed on Form 10-K and other filings with the Securities and Exchange Commission (available at www.sec.gov).

Supplemental Consolidated Information

Supplemental comparative summary consolidated and segment results of operations and key financial measures for the three months and six months ended June 30, 2006 and 2005 will be posted to the Company’s website.

Conference Call

The Company will conduct a teleconference call to discuss information included in this news release and related matters at 8:00 a.m. Central Time on Friday August 4, 2006. Investors may access the call telephonically by dialing (866) 203-3206 with pass code 27439298 approximately 10 minutes prior to the scheduled start time. International callers may access the call telephonically by dialing (617) 213-8848 with pass code 27439298. To listen to a simultaneous internet broadcast, go to the Event Calendar within the Investor Relations section of our website www.RepublicGroup.com. The conference call will be available for replay through August 11, 2006 by dialing (888) 286-8010 with the pass code 52559235. International callers may access the replay by dialing (617) 801-6888 with pass code 52559235. Additional information is available on our website at www.RepublicGroup.com.

Quiet Period

The Company observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the second quarter started July 1, 2006 and will extend through August 7, 2006.

About Republic

Republic Companies Group, Inc. through a group of insurance companies and related entities provides personal and commercial property and casualty insurance products. In its Independent Agents segments, Republic distributes these products to individuals and small to medium-size businesses through a network of independent agents primarily in Texas, Louisiana, Oklahoma and New Mexico. In its Program Management and Insurance Services segments Republic capitalizes on its unique combination of charters and licenses to develop and manage target-niche insurance products that are distributed through managing general agents in many additional states. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in August 2005. Visit www.RepublicGroup.com for more information.

Precautionary Statement Regarding Forward-Looking Information

Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “estimate”, “may”, “should”, “anticipate”, “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should carefully consider these factors. We believe that these factors include but are not limited to the following: ineffectiveness or obsolescence of our business strategy due to changes in current or future insurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, agents or customers; changes in the level of demand for independent agents and managing general agents and our insurance products and services, including new products and services; changes in the insurance product pricing environment; changes in the availability, cost or quality of reinsurance, failure of our reinsurers to pay claims timely or at all, or inability to recover increases in reinsurance costs; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies, including any loss limitation methods and emerging claim and coverage issues; changes in accounting policies or practices; unavailability of future capital or availability of future capital on unfavorable terms; a few large stockholders may be able to influence stockholder decisions, which may conflict with other stockholder interests; and general economic conditions, including inflation and other factors.

This list of factors should not be construed as exhaustive and should be read in conjunction with the other precautionary statements described in our Annual Report filed on Form 10-K and other filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Any forward-looking statements you read in this news release reflect our views as of the date of this press release with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial condition, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6000